Exhibit 99.1

News Release

Charlotte's Web Reports Shareholder
Meeting Voting Results

LOUISEVILLE, CO. - June 13, 2025 - (TSX:CWEB) (OTCQX:CWBHF) Charlotte's Web Holdings, Inc. ("Charlotte's Web" or the "Company") is pleased to announce the results from its 2025 annual general meeting of shareholders held on June 12, 2025 via live audio webcast (the "Meeting"). Each of the matters voted upon at the Meeting is discussed in detail in the Company's Proxy Statement dated April 29, 2025, a copy of which is available on the Company's SEDAR profile at www.sedar.com and on EDGAR at www.sec.gov.

The total number of votes cast at the Meeting was 58,493,957, representing 36.87% of the total number of votes attached to the outstanding voting shares of the Company. According to the proxies received, the results of the vote for the election of directors were as follows:

Nominee	# Votes For	% Votes For	# Votes Withheld	% Votes Withheld
Jonathan Atwood	10,483,075	72%	4,120,698	28%
Matthew McCarthy	11,896,877	82%	2,706,896	18%
Angela McElwee	11,902,297	82%	2,701,476	18%
William Morachnick	10,490,456	72%	4,113,317	28%
Jared Stanley	9,676,914	66%	4,926,859	34%
Maureen Usifer	12,639,816	87%	1,963,957	13%

Detailed results of the matters considered at the Meeting are reported in the Report of Voting Results as filed on the Company's SEDAR+ profile at www.sedarplus.ca.

About Charlotte’s Web Holdings, Inc.

Charlotte's Web Holdings, Inc., a Certified B Corporation headquartered in Louisville, Colorado, is a botanical wellness innovation company and a market leader in hemp extract wellness that includes Charlotte’s Web whole-plant full-spectrum CBD extracts as well as broad-spectrum CBD and cannabinoid isolates. The Company's hemp extracts have naturally occurring botanical compounds including cannabidiol ("CBD"), CBN, CBC, CBG, THC, terpenes, flavonoids, and other beneficial compounds. Charlotte’s Web product categories include CBD oil tinctures (liquid products), CBD gummies (sleep, calming, exercise recovery, immunity), CBN gummies, hemp-derived THC microdose gummies, functional mushroom gummies, CBD capsules, CBD topical creams, and lotions, as well as CBD pet products for dogs. Through its substantially vertically integrated business model, Charlotte’s Web maintains stringent control over product quality and consistency with analytic testing from soil to shelf for quality assurance. Charlotte’s Web products are distributed to retailers and healthcare practitioners throughout the U.S.A. and are available online through the Company's website at www.charlottesweb.com.

For more information:

Cory Pala

Director of Investor Relations

(720) 484-8930

Cory.Pala@CharlottesWeb.com